SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Tab Products Co.
(Name of Registrant as Specified In Its Charter)
Tab Products Co.
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Gary W. Ampulski President & Chief Executive Officer 935 Lakeview Parkway Suite 195 Vernon Hills, Illinois 60061 tel. 847.968.2460 fax. 847.968.5451 email. gampulski@tab.com www.tab.com

July 5, 2001

Mr. Warren G. Lichtenstein
Steel Partners II, L.P.
150 East 52nd Street
21st Floor
New York, New York 10022

Dear Mr. Lichtenstein:

    I refer to your letter of June 28, 2001, directed to Gary Ampulski, Tab Product Co.'s President and Chief Executive Officer. The Tab Board has discussed the points raised in your letter and has asked me to respond to them on its behalf. This letter reflects the unanimous and strongly held view of the entire Board.

    As I told you in last week's investor call, the Tab Board of Directors carefully reviewed our management's plan for improved operational and financial performance detailed in our recently filed Current Report on Form 8-K. We have addressed the risks and goals of the plan with management in detail and we have every confidence that Tab's management is capable of achieving the operating goals and financial results set forth in our plan. We believe Tab's management team has the right prescription for cost-cutting and revenue growth to materially improve Tab's operating results, leveraging Tab's strengths. We have confidence that the team has the commitment to success and the seasoned judgment and ability to achieve these projected results, despite the tough environment in which many companies are struggling today.

    We believe the results called for by our operating plan are achievable. As importantly, we believe that achievement of these results will materially improve the Company's value for all its stockholders, not simply in short term trading price, but in the value which would be paid by any potential acquirer. The Tab Board believes that a sale of the Company at this time would fail to realize the true value of Tab's strong customer base, brand and distribution channels. This Board has considered a broad range of alternatives to enhance stockholder value, and will certainly consider any bona fide, fully financed and fair offer for Tab in the exercise of our fiduciary duties. We recognize, however, that the current economic environment brings to the forefront opportunistic buyers willing to capitalize on the depressed capital markets, while other potential buyers are waiting on the sidelines until business conditions improve.

    Given the current business climate, we are concerned that an immediate auction of Tab, without a demonstration of the improved operating results projected in our management's fiscal 2002 plan, will not maximize stockholder value even in the short term. Financially strong buyers are not likely to be willing to pay for projected results, even though such buyers might believe, as your Board does, that the results are indeed achievable. Therefore a sale early in the turnaround process will allow a buyer, rather than all of our stockholders, to reap the rewards of operational improvements. It is in our stockholders' best interest to give Tab's management the opportunity to achieve short and medium-term improvement in results, which in turn will demonstrate Tab's value to a potential bona fide buyer's operations, as well as to the trading markets. If we follow your suggestion to turn to an auction immediately, the sales process will surely in our view distract management from achievement of these results and we will sabotage the very recovery which the Tab Board believes will yield enhanced stockholder value.

    We absolutely agree with you that a costly and protracted proxy contest is not in the best interests of Tab or its stockholders. Given Mr. Jaroscewicz's public statements, if Mr. Jaroscewicz's slate is elected, it seems probable that his board will not seriously consider other alternatives to enhance stockholder value beyond his own proposed transaction and will not give management a chance to keep building the Company's top and bottom-line results for the benefit of stockholders. In contrast, the current Tab Board is committed to doing what is right for all Tab stockholders. In this environment, we believe that the highest stockholder value, whether Tab is acquired, or remains independent, will be produced by first achieving the improved operating results projected in management's operating plan.

    We remain committed to fulfilling our fiduciary duties and enhancing Tab's value for all of its stockholders.

Very truly yours,
/s/ HANS A. WOLF Hans A. Wolf, Chairman of the Board
cc:	Tab Board of Directors Michael Goldman, TM Capital Diane Holt Frankle

Additional Information:

YOU ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT OF TAB PRODUCTS CO. FOR ITS 2001 ANNUAL MEETING OF STOCKHOLDERS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain a free copy of the proxy statement and other related documents filed by Tab at the SEC's website at www.sec.gov or at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. When available, the definitive proxy statement and other related documents may also be obtained from Tab by contacting Tab Products Co., Attention: Corporate Secretary, 935 Lakeview Parkway, Suite 195, Vernon Hills, IL 60061-1442. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the materials filed with the SEC on Schedule 14A by Tab Products Co. on June 22, 2001.